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EXHIBIT (5.1)(23)







                                       January 31, 1997


Ralcorp Holdings, Inc.
800 Market Street
Suite 2900
St. Louis, MO  63101

   Re:  Registration Statement on Form S-8 Relating to 5,000,000
        Shares of Common Stock, Par Value $.01 Per Share, To Be
        Issued Pursuant to the Ralcorp Holdings, Inc. Savings Investment Plan

Gentlemen:

I am Vice President, General Counsel and Secretary of New Ralcorp Holdings, Inc. (the "Company") and have represented the Company in connection with the Ralcorp Holdings, Inc. Savings Investment Plan (the "Plan"). I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion letter, and based thereupon I am of the opinion that:

(1) The shares of common stock that may be issued pursuant to the Plan will be, when issued in accordance with the Plan, duly authorized, validly issued, fully paid and nonassessable.

(2) The participations in the Plan to be extended to participants in the Plan will be, when extended in accordance with the Plan, validly issued.

I consent to the filing of this Opinion with the Plan's registration statement.



                                       Sincerely,



                                       Robert W. Lockwood
                                       Vice President, General Counsel
                                       and Secretary




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